                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                        COMMISSION FILE NUMBER _________
                              CUSIP NUMBER ________

(Check One):[X]Form 10-KSB [_]Form 11-K [_]Form 10-QSB [_]Form N-SAR
For Period Ended:  MARCH 31, 2002

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR
     For the Transition Period Ended:______________

Read attached instruction sheet before preparing form. Please print or type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________________

PART I -- REGISTRANT INFORMATION

Full name of registrant   Cryocon, Inc.
                         --------------

Former name if applicable ISO Block Products USA, Inc.
                         -----------------------------

Address of principal executive office (Street and number): 2773 Industrial Drive
                                                           ----------------------

City, State and Zip Code:                                  Ogden, Utah 84401
                                                           -----------------

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), (Paragraph 23, 047), the following should be completed. (Check box if appropriate.)

        [X] (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
        [X] (b)  The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on
                 Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                 (Amended in Release No. 34-26589 (Paragraph 72, 435), effective
                 April 12, 1989, 54 F.R. 10306. )
            (c)  The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Amended in Release No. 34-26589 (Paragraph 72, 435), effective
April 12, 1989, 54 F.R. 10306.)

The Form 10-KSB could not be filed within the prescribed time because the Registrant requires additional time in order to finalize year-end financial information, complete consolidation of financial statements and complete managements discussion and analysis.

PART IV -- OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

     Brenda Lee Hamilton, Esquire
     Hamilton, Lehrer and Dargan, P.A.        561                416-8956
     ---------------------------------        ---                --------
                 (Name)                   (Area Code)       (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                [X] Yes  [_] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                [_] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Cryocon, Inc.
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date June 28, 2002
     -------------

By /s/  J. Brian Morrison
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   CHIEF EXECUTIVE OFFICER